Exhibit 10.11
SEVERANCE AGREEMENT
DigitalGlobe, Inc. (Company) and I, Yancey L. Spruill, agree to the following Severance Agreement (Agreement) as of August 22, 2006.
          1. Termination.
          (a) Rights and Duties. If my employment is terminated, I shall be paid the amounts or benefits shown in the applicable row in the following table within 65 days of the date of employment termination (Termination Date) or at the time specified herein, subject to the balance of this Section 1. The Company and I shall have no further obligations to each other, except my covenants and obligations under Sections 1 and 2 and my confidentiality, etc. obligations under the Letter Agreement (Letter Agreement) and the Proprietary Information and Inventions Agreement I entered into with the Company (PIIA), each dated as of _________, 2006 or any agreement I subsequently enter into with the Company:

DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY	Prompt payment of (1) any unpaid base salary, expense reimbursements, or vacation days accrued, but unused, prior to termination of employment, and (2) other unpaid vested amounts when due to me under Company compensation and benefit plans.

I will also be entitled to: (1) continued payment of my base salary then in effect, payable in installments in accordance with the Company’s regular payroll policies, and (2) continuation of my health care coverage then in effect (Additional Benefits); in each case, for the period beginning on the Termination Date and ending nine months thereafter (Severance Period).

RESIGNATION FOR GOOD REASON	Same as for “Discharge Other Than for Cause or Disability.”

DISCHARGE FOR CAUSE	Prompt payment of (1) any unpaid base salary, expense reimbursements, or vacation days accrued, but unused, prior to termination of employment, and (2) other unpaid vested amounts when due to me under Company compensation and benefit plans.

DISABILITY	Same as for “Discharge for Cause.” In addition, I shall be eligible for disability benefits under any company-provided disability plan in which I then participate in accordance with such plan’s terms and conditions.

DEATH	Same as for “Discharge for Cause”, except that payments shall be made to the person or entity I designate before my death, or as provided by law if I do not designate any beneficiary.

          (b) Discharge Other Than for Cause or Disability. The Company may terminate my employment at any time for any reason, and without advance notice. If I am terminated by the Company other than for Cause or Disability, I will receive the severance benefits provided for a non-Cause/non-Disability discharge under Section 1(a); provided, (execute and do not revoke) a general release and waiver (Release) in a form provided by the Company and within the time prescribed by the Company. I understand that the Release will contain language providing that I shall not receive severance benefits and that I will lose any right I otherwise might have had to such severance benefits if I compete with the Company during the Severance Period.
          (c) Resignation for Good Reason. I may resign after giving the Company at least 30 days’ advance written notice. If I resign for Good Reason during the Severance Period, my employment will end on my last day of work and I will receive the severance benefits to which I am entitled under Section 1(a); provided, I execute a Release in a form provided by the Company and within the time prescribed by the Company. I understand that the Release will contain language providing that I shall not receive severance benefits and that I will lose any right I otherwise might have had to such severance benefits if I compete with the Company during the Severance Period. “Good Reason” means that, without my express written consent, one or more of the following events occurred after my execution of this Agreement; provided that I shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within 30 business days after receipt of such notice:
               (i) Pay Cut. My annual base salary is substantially reduced (compared to the base salary then in effect immediately prior to such reduction), except that my base salary may be reduced in connection with similar reductions uniformly applied with respect to the Company’s other senior executives; or
               (ii) Breach of Promise. The Company materially breaches this Agreement.
          (d) Discharge for Cause. The Company may terminate my employment at any time if the Company believes in good faith that it has Cause to terminate my employment. “Cause” is defined as:
               (i) my refusal to follow the Company’s lawful directions or my material failure to perform my duties associated with my position or title with the Company (other than by reason of physical or mental illness, injury, or condition);
               (ii) any act of gross negligence or gross misconduct by me with respect to my duties associated with my position or title with the Company, any material violation of the Company’s Code of Conduct then in effect, or any act by me that materially injures the reputation, business, or business relationship of the Company;
               (iii) my conviction (including plea of nolo contendere) of any crime involving fraud, dishonesty or moral turpitude or any felony; or

               (iv) any act by me that constitutes a material breach of my obligations under this Agreement or any other agreement between the Company and me.
          (e) Termination for Disability. Except as prohibited by applicable law, the Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. “Disability” means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties associated with my position or title with the Company for at least 90 days in a 12-month period.
          (f) Death. If I die while employed under this Agreement, the payments required by Section 1(a) in the event of my death shall be made.
          (g) Transfer to a Company Affiliate. My transfer to a Company parent, subsidiary or affiliate (Group) shall not be deemed a termination of my employment under this Agreement if it assumes this Agreement.
          (h) [Notwithstanding anything in the foregoing, I will not be entitled to receive the Additional Benefits outlined in this Agreement in the event of a termination of my employment upon a Change of Control, in connection with which a Distribution is made to me under the Company’s Sale Bonus Plan, adopted June ___, 2004 (the “Sales Bonus Plan”). Capitalized terms used but not defined herein have the meaning set forth in the Sale Bonus Plan.]
          2. Non-Compete; Confidentiality; Non-Solicit.
          (a) I promise that, during the Severance Period, I will not compete with the Company (or any member of the Group) or interfere with, disrupt or attempt to disrupt any of the Company’s or the Group’s relationships, contractual or otherwise with any customer, client, supplier or consultant. For purposes of this Agreement, prohibited competition shall include becoming an employee, officer, consultant or director of, or being an investor in, any entity or person engaged in a business that competes with all or some material portion of any of the businesses then engaged in by the Company (or any member of the Group), provided, however, that passive investments by me amounting to less then two percent of the voting equity and the value of a business shall not be prohibited hereby.
          (b) I promise that, during the Severance Period and for 12 months thereafter: (i) As to any customer or supplier of the Company with whom I had dealings or about whom I acquired proprietary information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, employee, or consultant of the Company.
          (c) I, without prior written consent of the Board, shall not disclose the contents of this Agreement to anyone inside or outside the Company except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event I shall consult with the Company’s General Counsel within 1 business day of receiving any such order or subpoena.

          (d) I acknowledge that I have acquired and will acquire proprietary information and trade secrets concerning the operations, future plans, or business methods of the Company or Company group members and I am a high-ranking Company executive. I acknowledge that the promises I have made in this agreement are appropriate and necessary to protect the Company’s interests.
          (e) I understand and agree that this agreement is made to align my interests with those of the Company and that if I were to breach any promise that I made in this Agreement, our interests would cease to be aligned and that I would no longer be entitled to any payments under this Agreement. I understand that the cessation of payments under this Agreement is not intended to compensate the Company for any breach of this Agreement and that, in any event, such cessation would be wholly inadequate to compensate the Company for its actual damages.
          3. Injunctive Relief with Respect to Covenants. I acknowledge and agree that the covenants, obligations and agreements contained in Section 2 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, I agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain me from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. All disputes not relating to any request or application for injunctive relief in accordance with Section 3 shall be resolved by arbitration in accordance with Section 4.
          4. Arbitration of Disputes.
          (a) Arbitrable Disputes. The Company and I agree to resolve any claims we may have with each other (except for class or collective actions and except, if either or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it or statutory violation claims.
          (b) The Arbitration. Except as otherwise provided in any other enforceable arbitration agreement between me and the Company, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS), except as provided in this section. Arbitration shall take place in Colorado (or the state in which I was last employed by the Company) before an experienced employment arbitrator licensed to practice law in that state who has been selected in accordance with subsection (c). The arbitrator may not modify or change this Agreement in any way. I and the Company agree to submit to personal jurisdiction in the relevant state described above for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award. I represent that that state is a convenient dispute resolution location for me.

          (c) Selection of the Arbitrator. The arbitrator shall be selected as follows: JAMS shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, JAMS shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.
          (d) Fees and Expenses. Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid equally by the Company and me. At my written request and on a showing of substantial hardship, the Company shall advance all or a portion of my share of those arbitration costs to the extent they would exceed the out-of-pocket costs I would have incurred in a lawsuit. Except as prohibited by applicable law, the party losing the arbitration shall reimburse the party who prevailed for all attorneys’ fees and expenses the prevailing party paid pursuant to this subsection (d).
          (e) Exclusive Remedy. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.
          5. Notice.
          (a) To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):
          If mailed: DigitalGlobe, Inc.
Attn: General Counsel
1601 Dry Creek Drive #260
Longmont, Colorado 80305
          If faxed: 303 684 4048
          (b) To Me. All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.

          (c) Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (i) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (ii) faxed with confirmation of delivery, in either case, addressed as required in this section.
          6. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and me. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
          7. Interpretation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado (excluding any that mandate the use of another jurisdiction’s laws).
          8. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it. Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the affiliate or successor; however my obligations under this Agreement to the Company shall not be diminished.
          9. Severability. In the event that any one or more of the provisions (or portion thereof) of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any covenant or obligation is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise, then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.
          10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
          11. Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement, the PIIA, and the Letter Agreement.

THE PARTIES ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THEM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT OR BY THE DOCUMENTS SPECIFICALLY REFERENCED BY THIS AGREEMENT AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER IN ADDITION TO THOSE CONTAINED IN THIS AGREEMENT ITSELF.

DIGITALGLOBE, INC.
By:	/s/ Jill Smith
	Name:	Jill Smith
	Title:	Chief Executive Officer
Date:

EXECUTIVE
By:	/s/ Yancey Spruill
	Name:	Yancey Spruill
	Title:	Chief Financial Officer
	Date:	August 22, 2006